Exhibit 99.1

Press Release
www.shire.com

Additional Listing

July 6, 2017 - Shire plc (LSE: SHP, NASDAQ: SHPG) (the “Company”) hereby notifies the market that an application has been made to the London Stock Exchange and the UK Listing Authority for a total of 3,000,000 Ordinary Shares of 5 pence each fully paid (the “Shares”) to trade on the London Stock Exchange and to be admitted to the Official List. The Shares are to be reserved under a block listing pursuant to the Shire Portfolio Share Plan, the Shire Long Term Incentive Plan 2015 and the Shire Global Employee Stock Purchase Plan.

When issued, the Shares will rank equally with the existing issued Ordinary Shares of the Company.

Oliver Strawbridge
Senior Assistant Company Secretary

For further information please contact:

Investor Relations
Ian Karp	ikarp@shire.com	+1 781 482 9018
Robert Coates	rcoates@shire.com	+44 1256 894874
Media
Lisa Adler	lisa.adler@shire.com	+1 617 588 8607
Debbi Ford	debbi.ford@shire.com	+1 617 949 9083

NOTES TO EDITORS

About Shire

Shire is the leading global biotechnology company focused on serving people with rare diseases. We strive to develop best-in-class products, many of which are available in more than 100 countries, across core therapeutic areas including Hematology, Immunology, Neuroscience, Ophthalmics, Lysosomal Storage Disorders, Gastrointestinal / Internal Medicine / Endocrine and Hereditary Angioedema; and a growing franchise in Oncology.

Our employees come to work every day with a shared mission: to develop and deliver breakthrough therapies for the hundreds of millions of people in the world affected by rare diseases and other high-need conditions, and who lack effective therapies to live their lives to the fullest.

www.shire.com

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX